Exhibit 23.10
CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Reference is made to our opinion, dated November 15, 2011, addressed to Apartment Investment and Management Company (“Aimco”) regarding the status of Aimco as a real estate investment trust under the Internal Revenue Code of 1986, as amended, as of such date, which is filed as Exhibit 8.1 to Amendment No. 3 to the Registration Statement (File No. 333-175848) on Form S-4 filed by Aimco and AIMCO Properties, L.P. (“Aimco OP”) with the Securities and Exchange Commission (the “Commission”) on November 15, 2011.
We hereby consent to the incorporation by reference of such opinion as an exhibit to Amendment No. 1 to the Registration Statement (File No. 333-175847) on Form S-4 (as so amended, the “Registration Statement”), to be filed by Aimco and Aimco OP with the Commission on December 19, 2011 with respect to the conversion of National Property Investors 4 with and into National Property Investors 4, LP, followed by the merger of National Property Investors 4, LP and AIMCO NPI 4 Merger Sub LLC, a wholly owned subsidiary of AIMCO Properties, L.P. We have not participated in the preparation of the Registration Statement or the transactions contemplated thereby. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Chicago, Illinois
December 19, 2011